                                                                               Exhibit 10.6

Second Restated Partial
Requirements Agreement

This SECOND RESTATED PARTIAL REQUIREMENTS AGREEMENT (this "Agreement"), dated January 1, 2007, is entered into among Metropolitan Edison Company, a Pennsylvania corporation ("MetEd"), Pennsylvania Electric Company, a Pennsylvania corporation ("Penelec"), on behalf of itself and The Waverly Electric Power and Light Company, a New York corporation ("Waverly," and together with MetEd and Penelec, "Buyers"), and FirstEnergy Solutions Corp., an Ohio corporation (“Seller”), all wholly owned subsidiaries of FirstEnergy Corp., an Ohio corporation. The Buyers and Seller may individually be referred to as a “Party” or collectively as “Parties” in this Agreement.

WHEREAS, Buyers are electric distribution companies with an obligation to serve retail customers under New York and Pennsylvania law (hereinafter “Provider of Last Resort Obligation”);

WHEREAS, Seller is authorized to sell wholesale capacity, energy, and ancillary services to Buyers under First Revised Service Agreements Nos. 1 and 2, effective June 1, 2002 ("Service Agreements"), pursuant to Seller's FERC Electric Tariff, Original Volume No. 1, and is authorized under the Service Agreements to require a "Confirmation Letter" to document transactions thereunder;

WHEREAS, Buyers currently obtain from Seller some or all of the wholesale capacity and energy (such resources, the "Resources") necessary to satisfy their retail Provider of Last Resort Obligation;

WHEREAS, the Parties previously entered into a Restated Partial Requirements Agreement, dated January 1, 2003, among the Parties (as amended, modified or supplemented prior to the date hereof, the "Requirements Agreement");

WHEREAS, Buyers wish to amend the Requirements Agreement to allow them to engage in NUG Sales (as defined below) and to have Seller provide energy to replace energy sold in NUG Sales to the extent Buyers need replacement energy to satisfy their Provider of Last Resort Obligation; and

WHEREAS, the Requirements Agreement is a "Confirmation Letter" as such term is used in the Services Agreements, and the Parties desire to amend and restate their obligations under the Requirements Agreement by entering this Agreement, which also constitutes a "Confirmation Letter" as such term is used in the Service Agreements.

NOW THEREFORE, in consideration of the mutual agreements, covenants and conditions herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, Buyers and Seller hereby agree as follows:

1.  Purchase. Buyers agree to purchase Resources from Seller (such Resources, "Seller Resources") to satisfy their Provider of Last Resort Obligation to the extent that Buyers have a need for Resources in excess of Resources otherwise committed or available to satisfy such obligation (such committed or available Resources, "Committed Resources"). For purposes of this Agreement, Committed Resources include, but are not limited to, Resources produced by or pursuant to non-utility generation under contract to Buyers ("NUG Generation"), Buyer-owned generating facilities, existing or new purchased power contracts with persons other than Seller (including capacity, energy and related services obtained by Seller as agent for Buyers), and distributed generation.

2.  Agency. Buyers may authorize Seller to act as agent for Buyers in obtaining capacity, energy and related services on Buyers' behalf when the Parties agree that such capacity, energy and related services are reasonable and economic. Buyers shall authorize Seller to act as agent by giving Notice to Seller of such authorization, including its scope and duration.

3.  Sale.

(a) Seller agrees to supply Resources not to exceed the total Resources required to meet the Buyers’ Provider of Last Resort Obligation, less any Committed Resources used to satisfy such Provider of Last Resort Obligation, on the terms and conditions set forth in this Agreement, and will comply with all requirements of the Federal Energy Regulatory Commission ("FERC"), the New York Public Service Commission and the Pennsylvania Public Utility Commission and with the applicable requirements of PJM Interconnection, LLC ("PJM") in supplying Seller Resources.

         (b) If a Buyer gives Notice to Seller that the Buyer intends to sell NUG Generation to third parties other than pursuant to the Buyer's Provider of Last Resort Obligation (such sales, "NUG Sales") at least 10 business days prior to the first such NUG Sale and if Seller does not object in writing to such NUG Sales within 5 business days of receiving the Buyer's Notice, (i) the Buyer may engage in the NUG Sales described in the Buyer's Notice; and (ii) such NUG Sales shall be excluded from the calculation of Committed Resources used to satisfy the Buyer's Provider of Last Resort Obligation, and Seller shall provide replacement energy required by the Buyer; provided, that Seller shall not be responsible for supplying capacity or capacity credits to replace any capacity or capacity credits sold by the Buyer as part of its NUG Sales.

4.  Forecast of Provider of Last Resort Obligation and Committed Resources. No later than sixty days prior to the beginning of any calendar year, Buyers shall provide Seller a forecast (“Annual Forecast”) of the Resources necessary to satisfy their Provider of Last Resort Obligation, the Seller Resources to be purchased and their Committed Resources for that calendar year. The Annual Forecast will be provided in the format and detail agreed upon by the Parties. Buyers will update the Annual Forecast no less frequently than monthly for known changes, including but not limited to the changes described in Section 3(b).

5.  (a) Delivery Points. Seller shall inform Buyers telephonically by 8:00 A.M. East Coast time each day on which Seller Resources are scheduled to be sold to Buyers within the following twenty-four (24) hour period of the points at which Seller shall deliver Seller Resources to Buyers (such points, the "Delivery Points").

(b) Transfer of Title; Transmission and Scheduling. Title and risk of loss for Seller Resources shall pass to Buyers at the Delivery Points. Seller shall sell and deliver, or cause to be delivered, and Buyers shall purchase and receive, or cause to be received, Seller Resources at the Delivery Points. Seller shall be responsible for any costs or charges imposed on or associated with Seller Resources or their delivery up to the Delivery Points, including any costs or charges associated with transmission service or scheduling services. Buyers shall be responsible for any costs or charges imposed on or associated with Seller Resources or their receipt at and from the Delivery Points, including any costs or charges associated with transmission service or scheduling services.

6.  Price for Provider of Last Resort Service.

(a) Direct Sales. MetEd and Penelec shall pay Seller $41.65 and $41.41 per megawatt-hour, respectively, for all Seller Resources. The Parties will agree upon a transfer date for the funds remitted to Seller that will be no less frequently than monthly.

(b) Procurement as Agent. Buyers shall reimburse Seller for all costs, charges and fees Seller incurs in procuring Committed Resources on Buyers' behalf under Section 2 of this Agreement. For the avoidance of doubt, Seller shall not charge Buyers any mark-up, profit fee, or commission for Seller's services in procuring Committed Resources pursuant to Section 2 of this Agreement.

7.  Other Services Provided by Seller. Subject to receiving any necessary approvals or waivers from FERC, (a) Seller may provide Buyers technical advice and assistance and other services as may be reasonably necessary to assist Seller in minimizing its costs of providing Seller Resources, such services including but not limited to price forecasting, risk management advice, management of congestion costs and related services, and (b) Buyers shall provide Seller with data necessary to perform such services. No fee or charges in addition to those imposed by other terms of this Agreement shall be imposed for services provided by Seller pursuant to this Section 7.

8.  Effective Date and Term. This Agreement shall be effective January 1, 2007 and will remain in effect until December 31, 2007. This initial term will be automatically extended for successive periods of one year unless any Party gives sixty days' notice of termination to the other Parties prior to the end of the calendar year then in effect. Unless otherwise agreed by the Parties, such termination shall not affect or excuse the performance of transactions entered into on behalf of either Party prior to notice of termination. This Agreement shall remain in effect until both Parties have fully performed their obligations under said transactions.

9.  Regulatory Out Termination. In the event that a Party’s obligations under this Agreement are materially and adversely affected by a change in law, rule, regulation, or other action by a governmental authority or regulatory agency, the adversely affected Party may terminate this Agreement upon sixty days' written notice to the other Party.

10.  Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without regard to the choice of law rules thereof.

11.  Execution in Counterparts; Facsimile Signatures.  This Agreement may be executed in multiple counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when all counterparts have been signed by each of the Parties and delivered to each Party hereto. Delivery of an executed signature page counterpart by telecopies or e-mail shall be as effective as delivery of a manually executed counterpart.

12.  Representation and Warranties. Each Party represents and warrants that it has full authority and right to enter into this Agreement.

13.  Effect of Agreement. This Agreement supersedes and replaces all prior agreements among the Parties with respect to the subject matter hereof, including the Requirements Agreement, that certain Notice of Termination Tolling Agreement dated November 1, 2005 among the Parties, and that certain Notice of Termination Tolling Agreement dated April 7, 2006 among the Parties.

14.  Notice. All notices and other communications under this Agreement ("Notices") shall be in writing and shall be deemed duly given (a) when delivered personally or by prepaid overnight courier, with a record of receipt, (b) the fourth day after mailing if mailed by certified mail, return receipt requested, or (c) the day of transmission, if sent by facsimile, telecopy or e-mail (with a copy promptly sent by prepaid overnight courier with record of receipt or by certified mail, return receipt requested), to the Parties at the following addresses or telecopy numbers (or to such other address or telecopy number as a Party may have specified by notice given to the other Parties pursuant to this provision):

If to Buyers:

Dean W. Stathis
2800 Pottsville Pike
P.O. Box 16001
Reading, PA 19612
Email: dstathis@firstenergycorp.com
Tel. No.: (610) 921-6766
Fax No.: (610) 939-8542

with copies (which shall not constitute Notice) to:

Linda R. Evers, Esq.
2800 Pottsville Pike
P.O. Box 16001
Reading, PA 19612
Email: levers@firstenergycorp.com
Tel. No.: (610) 921-6658
Fax No.: (610) 939-8655

If to Seller:

FirstEnergy Solutions Corp.
395 Ghent Road
Akron, OH 44333
Attention: Lisa Medas
Email: lamedas@fes.com
Tel. No.: (330) 315-6848
Fax No.: (330) 315-7266

with a copy (which shall not constitute Notice) to:

Michael Beiting, Esq.
FirstEnergy Corp.
76 South Main Street
Akron, OH 44308
Email: beitingm@firstenergycorp.com
Tel. No.: (330) 384-5795
Fax No.: (330) 384-3875

[Signature pages follow]

  IN WITNESS WHEREOF, this Agreement has been executed and delivered by the duly authorized officers of the Parties as of the date first above written.

FirstEnergy Solutions Corp.

By:           Guy L. Pipitone (s) .
Name:  Guy L. Pipitone ‘
Title:      President .

[Signature Page to Second Restated
Partial Requirements Agreement]

                 IN WITNESS WHEREOF, this Agreement has been executed and delivered by the duly authorized officers of the Parties as of the date first above written.

Metropolitan Edison Company
Pennsylvania Electric Company
The Waverly Electric Power and Light Company

By:            Douglas S. Elliott (s) .
Name:  Douglas S. Elliott ‘
Title:      President, Pennsylvania Operations .

[Signature Page to Second Restated
Partial Requirements Agreement]